EXHIBIT 10.3

Performance Share Awards Granted in 2015

Summary of Key Provisions

Purpose	● To advance the interests of the Company by motivating plan participants to contribute to the long-term success and progress of the Company.
Eligibility	● All senior executives and employees in the Company as approved by the Compensation Committee ("Committee") of Tesoro Board of Directors.
Plan	● These awards are granted under the general terms and conditions of the Amended and Restated 2011 Long-Term Incentive Plan.
Performance Shares	● A Performance Share Award is a grant of shares where the final payout upon vesting is contingent upon achieving specific performance goals during a specified performance period.
Performance Period	● The performance period for the Performance Share Awards granted in 2015 is 36 months (January 1, 2015 to December 31, 2017).
Vesting	● The Performance Share Awards will vest at the end of the 36 month performance period.
Dividend Equivalents	● Dividend equivalents will be earned on the performance share awards to the extent that the Company pays dividends to the shareholders.
● The dividend equivalents will be accrued over the performance period and paid in cash at the same time that the performance share award is distributed.
● The dividend equivalents will be calculated and accrued based on the actual number of performance shares earned based on the actual performance results at the end of the performance period; provided, that for a terminated employee, the dividend equivalents will be pro-rated based upon the adjusted number of performance shares earned by such employee (as described below).

● In no event will dividend equivalents be paid with respect to unearned performance shares.
Form and Timing of Payout	● The Performance Share Awards will be settled in common stock of the Company as soon as practical, but in any event within calendar year 2018.

Performance Share Awards Granted in 2015	1

Payout Range	● The payout for the Performance Share Award can range from 0% to 200% as reflected in the Performance Payout Table.
Performance Measures
The Performance Share Award will be measured using relative Total Shareholder Return (TSR) benchmarked against an index of the median TSR of the Performance Peer Group defined below.
•  For purposes of calculating TSR for the Company and our Performance Peer Group:
•An average of the stock prices for the 30 business days preceding the beginning and end of each individual year of the performance period will be used to calculate TSR. Normal dividends will be assumed to be reinvested in stock on the date the dividend is paid to shareholders. Any special dividends will not be included in the calculation.
•For each fiscal year, a TSR will be calculated for the Company and for each of the individual peers. At the end of the performance period, an average TSR will be calculated from the individual one-year TSRs. The average of the three discrete one-year TSR calculations for each of the peer group companies will be used to determine a benchmark index by taking the median (50% percentile) of these averages. This benchmark index will be referred to as the Median Index TSR.
•The difference between the Company's average TSR and the Median Index TSR will be used to determine the payout percentage as shown in the payout table below. The payout percentage in the payout table below will be applied to the performance shares granted to the employee at time of grant.

Performance Share Awards Granted in 2015	2

	Tesoro Performance Relative to the Index (Median Index TSR excluding Tesoro minus Tesoro Average TSR in Percentage Points Difference	Payout % (Payouts between points will be interpolated using a straight-line interpolation rounded to the nearest whole percent.)
	<-33.33%	0%
	-30%	10%
	-20%	40%
	-10%	70%
	0%	100%
	10%	130%
	20%	160%
	30%	190%
	33.33%+	200%

Performance Peer Group
● The Performance Peer Group are the following companies:
•  HollyFrontier, Marathon Petroleum, Phillips 66, Valero Energy, PBF Energy, Inc., XLE Energy Index and S&P 500 Index
If any peer company drops out during the year, their performance will be included as long as they are in place for at least six months of a year.

Performance Share Awards Granted in 2015	3

Termination of Employment and Timing of Payout
● Death - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and issued assuming target performance. Shares and any dividend equivalents will be issued as soon as administratively practical.

● Disability - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and issued assuming target performance. Shares and any dividend equivalents will be issued as soon as administratively practical following being designated as disabled.

● Retirement - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and adjusted for actual performance results at the end of the performance period. Shares and any dividend equivalents will be issued as soon as administratively practical, but in any event within calendar year 2018.

● Voluntary Termination or Termination for Cause - Shares will be forfeited.
● Involuntary Termination - The payout of the award will be pro-rated based on the number of full months worked (minimum of 12 months required) within the performance period divided by 36 and adjusted for actual performance results at the end of the performance period. Shares and any dividend equivalents associated with your shares will be issued as soon as administratively practical, but in any event within calendar year 2018.

● Separation Under Severance/Separation Agreement - If an employee is terminated pursuant to a severance or separation agreement under any circumstance, the Committee may, at its discretion, further reduce the award payout percentage beyond the pro-rated reduction described above.

Change in Control
● In the event of a Change in Control of the Company, the Performance Share Award will be paid out at the greater of the target amount or the actual performance through a date determined by the Committee (or in the absence of the Committee, the Board of Directors itself) prior to the Change in Control.

Nothing herein is intended to modify any referenced Plan. The applicable Plan is the legally governing document and is the final authority on the terms of such Plan unless the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) specifies otherwise (either in an Award Agreement or otherwise).

Performance Share Awards Granted in 2015	4